UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 15, 2008

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Definitive Agreement.

On May 15, 2008, BPZ Resources, Inc. d/b/a BPZ Energy (AMEX:BZP) elected to exercise its right to convert all of the outstanding $15.5 million of debt with the International Finance Corporation (“IFC”) into 1,491,819 common shares of BPZ Resources under the terms of the C Loan Agreement dated as of November 19, 2007.

The terms of the C Loan Agreement stipulate a conversion price of $10.39 per share and include a forced conversion, exercisable at the Company’s option, if the closing price of the Company’s common stock exceeds a price of $18.19 per share based on the average closing price over a period of twenty consecutive business days.  The realized cash savings as a result of the ellimination of the related debt service cost will help support the Company’s short-term growth initiatives.  No penalties for the early termination of the C Loan Agreement were incurred as a result of the conversion.

Immediately after conversion, the Company had 78,130,290 common shares outstanding, with no change to the fully diluted share count of 82,085,738.

Prior to the conversion of the debt into equity, IFC owned approximately 8.2% of BPZ.  With the conversion of the debt into equity, IFC now owns approximately 10% of BPZ.  In addition to IFC’s equity participation, the Company is currently negotiating a term sheet with them on a credit facility for up to $200 million subject to a borrowing base calculated from our recently announced oil reserve report and will enable us to continue developing the Corvina and Albacora oil projects, as well as an additional $120 million debt facility to fund the development of our gas-to-power project.

Item 7.01 Regulation FD Disclosure.

On May 20, 2008, the Company issued a press release announcing its election to exercise its right to convert $15.5 million of debt with the IFC into 1,491,819 common shares of BPZ Resources, Inc. as described in Item 1.02 above.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated May 20, 2008, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: May 20, 2008	By:	/s/Edward G. Caminos
	Name:	Edward G. Caminos
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated May 20, 2008, and furnished with this report.